Exhibit 10.1

LEASE AMENDMENT NO. 3

This LEASE AMENDMENT NO. 3 (the “Amendment”) is dated as of October 25, 2018, for reference purposes only, by and between Data Sciences International, Inc. (“Tenant”) and AX US L.P. ("Landlord"), with reference to the following facts:

A.       Landlord, as successor in title to New Brighton 14th Street LLC (“Original Landlord”) and Tenant, as successor in interest to Transoma Medical, Inc. (“Original Tenant”) are the current parties to that certain Lease Agreement, dated as of October 1, 2007 (“Original Lease”), as amended by that certain First Amendment of Lease dated as of February 26, 2008 (“First Amendment”), and Second Amendment to Lease dated August 4, 2008 (“Second Amendment (the Original Lease, First Amendment and Second Amendment are hereinafter sometimes collectively, the “Lease”) between Landlord’s predecessor in title and Tenant’s predecessor in interest, for the lease by Tenant of space in a building located at 119 14th Street NW, New Brighton, Minnesota, 55112 (“Building”), consisting of approximately 115,667 square feet of Rentable Area, as more particularly described in the Lease (the "Current Premises"). All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

B.       Tenant’s Lease for the Current Premises is set to expire on June 30, 2020 (“Current Premises Expiration Date”).

C.       Tenant has sublet a portion of the Current Premises to the current sublessee, LANDesk Software, Inc., d/b/a Ivanti, pursuant to that certain Sublease dated June 9, 2010, as amended by that certain Consent Agreement for Sublease Amendment dated April 8, 2016 (collectively, the “LANDesk Sublease”), and containing approximately 14,000 square feet of Rentable Area as more particularly described in the LANDesk Sublease (“LANDesk Subleased Premises”), which is set to expire on June 30, 2020 (“LANDesk Sublease Expiration Date”).

D.       Tenant has sublet an additional portion of the Current Premises to the current sublessee, Home Services Insurance, pursuant to that certain Sublease dated September 15, 2011, as assigned by that certain Assignment and Assumption of Lease dated February 29, 2016 (collectively “Home Services Insurance Sublease”), and containing approximately 8,129 square feet of Rentable Area as more particularly described in the Home Services Insurance Sublease (“Home Services Subleased Premises”), which is set to expire on June 30, 2020 (“Home Services Expiration Date”).

E.        Landlord and Tenant have agreed to amend the Lease so as to conditionally release Tenant of its obligations under the Lease as Tenant’s obligations pertaining to 20,138 square feet of Rentable Area the Current Premises as shown on the attached Exhibit A (“First Released Premises”) so that the remaining premise shall be approximately 95,529 square feet of Rentable Area (“First Remaining Premises”), upon the terms and conditions set forth below.

F.       Landlord and Tenant have agreed that upon expiration and surrender of each subleased Premises under the LANDesk Sublease and Home Services Insurance Sublease (each, a “Sublease” and the subtenant thereunder a “Sublessee”), respectively, the Lease shall be further amended to release Tenant of its obligations under the Lease as to Tenant’s obligations pertaining to each of the LANDesk Subleased Premises and Home Services Subleased Premises (each, a “Subleased Premises”) upon the terms and conditions set forth below, so that the First Remaining Premises thereafter shall be reduced to approximately 73,400 square feet of Rentable Area (“Final Remaining Premises”); should either or both of such Sublessees enter into any agreement with Landlord (a “New Lease”) which permits a Sublessee to remain in possession of any premises in the Building following the expiration or termination of such Sublessee’s Sublease with Tenant as sublessor, Tenant shall have no obligation under the New Lease and all obligations of Tenant as to such Sublessee’s Subleased Premises shall cease as of the date the New Lease was signed or otherwise finalized, whichever is earlier (such earlier date, the “New Lease Date”).

G.            Landlord and Tenant have agreed to extend the term of the Lease for the Final Remaining Premises (as defined above) upon the terms and conditions set forth below.

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0	Confirmation. Tenant acknowledges and agrees that: (a) Tenant, either in its own right or as sublandlord under a Sublease, is in sole possession of the Current Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; (c) Tenant has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease and the Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; (d) except as provided in the LANDesk Sublease and the Home Services Sublease, Tenant has not assigned the Lease, or sublet the Current Premises under a sublease that is still of any force or effect, and (e) Tenant is not in default of the Lease and Tenant states that the officer signing this Amendment on Tenant’s behalf has no actual knowledge that Landlord is in default of the Lease.

2.0	First Remaining Premises. Effective as of the First Surrender Date as defined below, the square footage of the Current Premises shall be reduced by the First Released Premises and thereafter total approximately 95,529 total square feet of Rentable Area defined above as the First Remaining Premises. As of the First Surrender Date, and continuing throughout the First Remaining Premises Term, as defined below, the First Remaining Premises shall be referred to as the “Premises” for all purposes under this Lease and this Amendment. The parties understand and agree that Tenant shall irrevocably surrender the First Released Premises to Landlord with the intent and purpose that the estate of Tenant in and to the First Released Premises be wholly extinguished as of the First Surrender Date, and that the term of the Lease with respect to the First Released Premises shall expire in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the Term therefore, and that Tenant shall be responsible to surrender the First Released Premises to Landlord in the condition as required in the Lease and pursuant to 4.0 below.

3.0	First Released Premises and First Remaining Premises Term. Except as provided in Paragraph 4.0 below, the Term of the Lease for the First Released Premises shall terminate on the later of: (i) October 1, 2018; or (ii) the First Surrender Date (as defined below). Except as specifically modified herein, all terms of the Lease shall apply until the First Surrender Date. The term of the Lease for the First Remaining Premises shall be from the First Surrender Date through and including June 30, 2020 (“First Remaining Premises Term”).

4.0	Surrender of Possession of First Released Premises So long as (i) Tenant has surrendered possession and unconditionally vacated the First Released Premises in the condition required in the Lease and herein; and (ii) Tenant has paid to Landlord all rent (including Base Rent and Tenant’s proportionate share (defined in the Lease as “Tenant’s Share”) of real estate taxes, operating expenses, common area maintenance and insurance and any other charges due under the Lease and this Amendment for the Current Premises (such applicable date, the “First Surrender Date”), then Landlord shall be deemed to have accepted the surrender of the First Released Premises from Tenant effective as of the First Surrender Date. Tenant agrees to surrender possession of the First Released Premises in the condition as required under the Lease, or such other condition reasonably acceptable to Landlord or otherwise mutually agreed upon between Landlord and Tenant in writing, including, but not limited to removing, prior to such surrender, all telephone, electronic cabling and security systems throughout the First Released Premises. Notwithstanding anything in the Lease to the contrary, or any consent by Landlord (or its predecessors) to any Alterations, Minor Alterations, or other improvements, Tenant shall be obligated, at its sole cost and expense, to remove all Trade Fixtures, personal property, cubicles, and moveable partitions (collectively, the “Removables”) from the First Released Premises as provided for herein and repair all damage arising from such removal, and repair such First Released Premises, to the condition as required under the Lease, or such other condition reasonably acceptable to Landlord or as mutually agreed upon between Tenant and Landlord in writing. Notwithstanding any provision herein or in the Lease to the contrary, should any of the Removables remain in the First Released Premises on or after the First Surrender Date which Landlord desires to be removed, Landlord shall notify Tenant thereof in a writing to be received by Tenant no later than ten (10) days following the First Surrender Date, and Tenant at its expense shall cause the same to be removed within twenty (20) days of its receipt of such notice, at Tenant’s sole cost and expense.

5.0	Rent and Parking for First Remaining Premises.

Notwithstanding anything in the Lease or this Amendment to the contrary, commencing as of October 1, 2018, Tenant shall pay to Landlord: (i) Base Rent for the First Remaining Premises as follows:

Time Period	PSF
10/1/18-9/30/19	$11.50 per square foot of Rentable Area per Annum
10/1/19-6/30/20	$11.80 per square foot of Rentable Area per Annum

and (ii) Tenant’s Share of Operating Costs, which shall be 82.6%. In addition, notwithstanding anything in the Lease to the contrary, as of October 1, 2018 through and including June 30, 2020, Tenant shall not have the right to more than 82.6% of the parking spaces for the Building.

6.0	Final Remaining Premises. Effective as of the Subleased Premises Surrender Date as defined below, the square footage of the First Remaining Premises shall be reduced to approximately 73,400 total square feet of Rentable Area and consist of the Final Remaining Premises. From and after the Subleased Premises Surrender Date (as defined in Section 7.0 below), and continuing throughout the Final Remaining Premises Term (as defined in Section 8.0 below), the Final Remaining Premises shall be referred to as the “Premises” for all purposes under this Lease and this Amendment. The parties understand and agree that Tenant shall irrevocably surrender the LANDesk Subleased Premises and Home Services Subleased Premises (collectively, the “Subleased Premises”) to Landlord with the intent and purpose that the estate of Tenant in and to the each shall be wholly extinguished as of the Subleased Premises Surrender Date, and that the term of the Lease with respect to the that portion of the First Remaining Premises consisting of the Subleased Premises shall expire in the same manner and with the same effect as if such date were the date set forth in the Lease for the same, and that Tenant shall be responsible to surrender each of the LANDesk Subleased Premises and Home Services Subleased Premises to Landlord in the condition as required in the Lease and pursuant to Paragraph 7.0 below.

7.0	Surrender of Possession of Subleased Premises So long as (i) Tenant has surrendered possession and unconditionally vacated or caused unconditional vacation of the Subleased Premises in the condition required in the Lease and herein (unless one or more New Leases is entered into for all or any part of the Subleased Premises with the respective Subtenant for such Subleased Premises, in which event the provisions of this subpart (i) shall be waived and of no force or effect as to that particular Subleased Premises); and (ii) Tenant has paid to Landlord all rent (including Base Rent and Tenant’s Share of Operating Costs and any other charges due under the Lease and this Amendment for the First Remaining Premises (such applicable date, the “Subleased Premises Surrender Date”), then Landlord shall be deemed to have accepted the surrender of the Subleased Premises effective as of the Subleased Premises Surrender Date. Provided subpart (i) is not waived, Tenant agrees to surrender possession of the Subleased Premises in the condition as required under the Lease, or such other condition as is reasonably acceptable to Landlord or otherwise mutually agreed upon between Tenant and Landlord in writing, including, but not limited to removing, prior to such surrender, all telephone, electronic cabling and security systems throughout the Subleased Premises. Notwithstanding anything in the Lease to the contrary, or any consent of Landlord (or its predecessors) to either of the Subleases, or any Alterations, Minor Alterations or other improvements, Tenant shall be obligated, at its sole cost and expense, to remove all Removables from the Subleased Premises as provided for herein and repair all damage arising from such removal, and repair such Subleased Premises to the condition as required under the Lease, or such other condition reasonably acceptable to Landlord or as otherwise mutually agreed upon between Tenant and Landlord in writing. Notwithstanding any provision herein or in the Lease to the contrary, should any of the Removables remain in the Subleased Premises on or after the Subleased Premises Surrender Date which Landlord desires to be removed, Landlord shall notify Tenant thereof in a writing to be received by Tenant no later than ten (10) days following the Subleased Premises Surrender Date, and Tenant at its expense shall cause the same to be removed within twenty (20) days of its receipt of such notice at Tenant’s sole cost and expense. Except as specifically modified herein, all terms of the Lease shall apply until the Subleased Premises Surrender Date, including all obligations to pay Base Rent, Tenant’s Share, and any holdover rate therefore.

8.0	Final Remaining Premises Term. The Term of the Lease for the Final Remaining Premises shall be for Ten (10) years and three (3) months, commencing on July 1, 2020 and expiring on September 30, 2030 (“Final Remaining Premises Term”).

9.0	Rent and Parking for Final Remaining Premises Term.

Commencing on July 1, 2020, Tenant shall pay to Landlord Base Rent for the Final Remaining Premises as follows:

Time Period	PSF
7/1/2020-6/30/2021	$11.80 per square foot of Rentable Area per Annum
7/1/2021-6/30/2022	$12.10 per square foot of Rentable Area per Annum
7/1/2022-6/30/2023	$12.40 per square foot of Rentable Area per Annum
7/1/2023-6/30/2024	$12.70 per square foot of Rentable Area per Annum
7/1/2024-6/30/2025	$13.00 per square foot of Rentable Area per Annum
7/1/2025-6/30/2026	$13.30 per square foot of Rentable Area per Annum
7/1/2026-6/30/2027	$13.60 per square foot of Rentable Area per Annum
7/1/2027-6/30/2028	$13.90 per square foot of Rentable Area per Annum
7/1/2028-6/30/2029	$14.20 per square foot of Rentable Area per Annum
7/1/2029-6/30/2030	$14.50 per square foot of Rentable Area per Annum
7/1/2030-9/30/2030	$14.80 per square foot of Rentable Area per Annum

Commencing in the Subleased Premises Surrender Date, Tenant’s Share of Operating Costs shall be 63.5%. In addition, during the Final Remaining Premises Term, Tenant shall not have the right to more than 63.5% of the parking spaces for the Building.

10.0	Common Area Factor and Tenant’s Share.

10.1       The common area factor for purposes of determining Rentable Area shall be approximately 13.7%, provided, if any Common Areas are leased to third parties, then Landlord and Tenant agree that such common area factor will be reduced accordingly and acknowledged in writing by an amendment executed by Tenant and Landlord.

10.2       Each of the common area factor, the Rentable Area of the Premises (as such Premises is defined from time to time pursuant to this Amendment), and Tenant's Share as provided herein is subject to periodic review and adjustment by Landlord to accurately reflect the actual Rentable Area square footage of the Premises as the same is adjusted from time to time pursuant to this Amendment, the common area factor, and Tenant's pro-rata share of the improvements then comprising the Building. Upon request by Landlord, Tenant agrees to enter into an amendment to confirm each of Tenant’s Share, the Rentable Area square footage of the Premises and the common area factor as reasonably determined by Landlord. It is agreed and understood that if, upon the surrender of each the First Released Premises and/or Subleased Premises, and/or conversion of certain of the areas in the Building to Common Areas or upon leasing any Common Areas, the Rentable Area square footage of the Premises, as defined from time to time pursuant to this Amendment, or the common area factor or Tenant’s Share requires adjustment, Landlord may recalculate the same and Base Rent, Tenant’s Share, and/or the common area factor, as applicable, shall be adjusted accordingly, using the Building Owners and Managers Association Method American National Standard (ANSI/BOMA Z65.1-1996) method of measurement (the “BOMA Method”). Upon such determination of the actual Rentable Area square footage of the Premises, if it is different than the Rentable Area square footage of the Premises anticipated in this Amendment, and/or if the common area factor is modified, Landlord and Tenant shall enter into an amendment to this Lease to modify: (i) the Rentable Area square footage of the Premises; (ii) the amount of the monthly installments of Base Rent payable by Tenant with respect to the Premises; (iii) Tenant's Share; and (iv) any other matters which are affected by a change in the determination of the Rentable Area square footage of the Premises or the common area factor.

11.0	Operating Expenses and Other Expenses.

11.1       The reference to “3%” in paragraph 3.2(a)(1)(H) of the Original Lease is hereby replaced with “4%”.

11.2       Notwithstanding anything in the Lease to the contrary, Tenant shall contract directly for its own special-use HVAC services, and maintain or cause to be maintained in reasonably good order, condition and repair, and replace such special-use HVAC exclusively servicing its Premises (as the same is defined when such repair or replacement is required) at its sole cost and expense, and notwithstanding paragraph 7.3 (ii) of the Original Lease, Landlord shall only be responsible to maintain or cause to be maintained in reasonably good order, condition and repair, and replace, as necessary, the HVAC and other Building Systems which are not exclusively servicing the Premises, as such Premises is defined from time to time hereunder], and the same shall be an Operating Cost. Tenant shall pay, at its sole expense, all costs associated with its handling, storage, and disposal of any Hazardous Materials and compliance, permits, or other fees for the same. Notwithstanding anything in the Lease to the contrary, Tenant, at Tenant’s sole cost and expense, shall (i) pay for its security services for its Premises; (ii) all janitorial services that Tenant requires for its particular use and occupancy of the Premises and the Building; (iii) Landlord’s actual costs, without markup, by meter or submeter, regular hours, after-hours, standard and above-standard use for gas, electric and water services.

11.3         All references to the “Premises” in Section 3.2 (a) (1) and (2) of the Original Lease, defining “Operating Costs” and “Taxes”, are revised to be “Premises and Building”.

11.4         Paragraph 3.2(a)(1)(G) of the Original Lease is hereby deleted and replaced with the following:

“(G) capital improvements, whether capitalized or not, to comply with Laws, which in Landlord’s commercially reasonable judgment would result in a net savings in Operating Costs, or which are deemed necessary to repair, or replace items or areas to retain utility, efficiency or capacity, or for which Landlord is responsible under this Lease, together with interest on the rate paid by Landlord on funds borrowed to finance such capital improvements, or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord.”

11.5         The following paragraph 3.2(a)(4) is hereby added to the Original Lease:

“(4) Notwithstanding any contrary language in this Section 3, if 95% or more of the Rentable Area of the Building is not occupied at all times during any calendar year pursuant to leases under such calendar year, then Landlord may reasonably and equitably adjust its computation of Operating Costs for the calendar year to obligate Tenant to pay all components of Operating Costs that vary based on occupancy in the amount equal to the amount Tenant would have paid for such components of Operating Costs had 95% of the Rentable Area of the Building been occupied at all times during such calendar year pursuant to leases under which terms have commenced for such calendar year. Landlord will equitably adjust Operating Costs to account for any Operating Costs any tenant of the Building pays directly to a service provider.”

12.0	Common Areas.

12.1       Landlord and Tenant acknowledge that certain portions of the Current Premises are being surrendered and released by Tenant pursuant to this Amendment will become Common Areas available for use by Tenant and all tenants or occupants of the Building. Such areas include, but are not limited to: (i) main and second floor lobbies, stairwells, two (2) first floor conference rooms, one (1) second floor conference room, the fitness facility, lunchroom/kitchen, elevators, equipment rooms and 1 training room on the second floor (east side); (ii) the reception desk in the main lobby, which will be removed by Landlord at Landlord’s expense, and which shall not be required to be replaced or relocated; (iii) Building phone, cable and primary equipment access points located in the Premises, as redefined herein upon surrender of portions of the Current Premises as provided herein, each of which access points shall be made available to all tenants and occupants of the Building, provided, Landlord agrees that such access points, when converted for such access, shall, at Landlord’s cost, be secured in a manner that is commercially reasonable, affordable, and mutually agreeable to Landlord and Tenant so as to secure Tenant’s then existing Premises. Notwithstanding the foregoing, Landlord may, at its sole and absolute discretion, lease any portion of such Common Areas to another tenant or occupant, and in such case, the common area factor shall be adjusted as provided in Paragraph 10.0 above.

12.2       Landlord grants to Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees, and invitees, to use the Common Areas, as the same is established by Landlord from time to time, during the term of the Lease, as amended, and any extension or renewal thereof, subject to all Laws. Landlord shall have the right, at Landlord’s sole and absolute discretion, to make changes to the Common Areas. Landlord’s rights regarding the Common Areas include, without limitation, the right to (i) restrain unauthorized persons from using the Common Areas; (ii) place permanent or temporary kiosks, displays, carts, or stands in the Common Areas and lease the same to others; (iii) temporarily close any portion of the Common Areas: (a) for repairs, improvements, or alterations; (b) to discourage unauthorized use; (c) to prevent dedication or prescriptive rights; or (d) for any other reason that Landlord deems reasonably necessary; (iv) change the shape and size of the Common Areas; (v) eliminate, add, or change the location of improvements in the Common Areas; or (vi) impose and revise reasonable rules and regulations for the Building and the Common Areas (including parking areas and/or facilities). Tenant agrees to abide by and conform to all such rules and regulations, and to cause its employees, suppliers, shippers, customers, and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said rules and regulations by other tenants of the Building.

12.3       Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right of Tenant to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage occurs then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately paid upon demand.

12.4       Tenant agrees that the existing furniture and equipment located in the existing lunchroom/kitchen, and the one 2nd floor training room (east side), as of the date of this Amendment, are free of all liens and encumbrances, and are hereby surrendered by Tenant to Landlord and the same shall become and be deemed the property of Landlord, and if requested by Landlord, Tenant agrees to convey the same to Landlord by a bill of sale, free and clear of all liens and encumbrances. Notwithstanding the foregoing or anything herein to the contrary, Tenant, at Tenant’s sole cost and expense, shall remove the large conference table and chairs from the 2nd floor conference room (west side). For clarity, the tables, chairs, refrigerators, microwaves in the lunchroom/kitchen shall be surrendered and conveyed to Landlord unless any of the foregoing belongs to a third party, and if, to Tenant’s actual knowledge, any such item(s) belongs to a third party, Tenant shall notify Landlord of such case as soon as reasonably possible. As for any equipment in the fitness room owned by Tenant or any of Tenant’s sublesees, Landlord may replace the equipment and the cost of the same shall be an Operating Cost. Prior to surrendering the fitness room to Landlord, Tenant shall notify the sublessee, and Tenant shall remove, or shall cause sublessee to remove all fitness equipment from the fitness facility at Tenant and sublessee’s sole cost and expense, or the same shall be deemed forfeited and Landlord may dispose of the same without liability to Tenant or sublessee. In no event shall Landlord have the obligation to provide a fitness room as a common element. Landlord acknowledges that Tenant does not own and cannot surrender and convey the coffee equipment and vending machines in the lunchroom/kitchen area. The same is owned by a third party, and Landlord intends to use commercially reasonable efforts to enter into an agreement with said party to continue to supply the equipment and vending machines, which cost shall be an Operating Cost reimbursable by Tenant to Landlord. Any contract of Tenant with such third party shall apply to Tenant’s Premises only and not any portion of any area being surrendered to Landlord hereunder.

13.0	Hazardous Material/Off Gassing and Insurance. In addition to Tenant’s indemnification as provided in the Original Lease, Tenant agrees to indemnify, defend and hold Landlord and its manager harmless from and against any and all losses, claims, demands, actions, suits, damages, expenses and costs related to the presence, release, handling or removal of Tenant’s Hazardous Materials, including, but not limited to any off gassing. Tenant acknowledges and agrees that Landlord and/or Landlord’s insurer may require reasonable processes, procedures and/or improvements to be installed or implemented regarding Tenant’s Hazardous Materials, including, without limitation, Tenant modifying its off gassing schedule to occur after standard Building hours of 7:00 AM to 7:00 PM Monday through Friday and 9:00 AM to 1:00 PM on Saturdays, and the installation of improvements to reduce gas exposure. If any issue arises related to such off gassing or gas exposure, in addition to the foregoing, Landlord and Tenant agree to negotiate in good faith to reach a mutually agreeable resolution of the same; in connection therewith, Tenant may provide Landlord with one or more alternative off-gassing procedures (which may include Building modifications to be undertaken and paid for at Tenant’s sole expense) with supporting expert opinion that the same are acceptable from a life safety perspective, and Landlord agrees to reasonably consider acceptance of such alternative(s). In any event, Landlord may, at Tenant’s reasonable cost and expense to be reimbursed by Tenant to Landlord within thirty (30) days of demand therefore, engage an environmental consultant to advise Landlord regarding any issues arising from Tenant’s off-gassing, Tenant’s Hazardous Materials, and/or compliance with all Laws arising from Tenant’s use or activities at the Building concerning Hazardous Materials. If Landlord’s insurance premium increases due to Tenant’s use or activities, including its Hazardous Materials, Tenant shall be responsible for paying such increased costs. In addition to Tenant’s obligations under the Lease related to Hazardous Material, Tenant, at its sole cost and expense, agrees to cooperate with all inspections, legal requirements and Laws related to Hazardous Materials.

14.0	Card Access Reader. Notwithstanding anything in the Lease to the contrary, but subject to the conditions of this Section 14.0, Tenant agrees, as of October 1, 2018, or as soon as practical thereafter, to relinquish control of, and that Landlord will thereafter take control over the existing card access reader system, so that the same may be made available as a common element for all tenants in the Building. Tenant agrees that it shall also relinquish control over and provide reasonable access to all equipment, computers and data lines that support the card access reader. Following its relinquishing of control of the card access reader system, and so long as the same is functional and able to be converted to allow for access to each premises in the Building as the same exist from time to time, Tenant will continue to be permitted to use the same, along with other tenants and occupants of the Building. Tenant and other tenants and occupants of the Building may be required to pay for future or replacement access cards at Landlord’s actual cost. If at any time the existing card reader fails, or an alternative system for access is required to be installed, the same shall be replaced or installed by Landlord as a common element, subject to reimbursement by Tenant to Landlord as an Operating Expense.

15.0	Signage and Building Name. Notwithstanding anything in the Lease to the contrary, Tenant agrees that it shall, as soon as commercially possible, and at its sole cost and expense: (i) relocate Tenant’s existing signage on the Building façade (as of the date of this Amendment, the same is located over the main Building entrance) to the location on the Building façade as shown on Exhibit B attached hereto and incorporated herein by reference (Tenant to identify this location prior to execution of this Amendment and once approved by Landlord, the same will be attached as an exhibit); and (ii) repair all damage on the Building façade and Common Areas or other areas of the Building arising from such relocation. Notwithstanding anything in the Lease to the contrary, Landlord shall have a right to rename the Building, provided that the new name shall not be that of an entity which Tenant reasonably views as a competitor to it. For purposes of illustration only, and understanding that changes in Tenant’s business and its industry may result in its competitors changing over time, Tenant as of the date of this Amendment views the following entities as competitors: Emka Technologies & Scireq; TSE Systems; Notocord (owned by Instem); AD Instruments; and Millar..

16.0	Condition of First Remaining Premises and Final Remaining Premises. Except out damage by fire or other casualty, Tenant shall accept the First Remaining Premises and Final Remaining Premises in its as-is condition as of the date of the earlier of October 1, 2018 or the date of this Amendment, and again on the date of surrender of each the First Released Premises and Subleased Premises, as applicable, and Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Current Premises, First Remaining Premises, or Final Remaining Premises to prepare the same for Tenant’s occupancy except that Landlord shall demise the First Remaining Premises from the First Released Premises following the First Released Premises Surrender Date, and the Final Remaining Premises from the Subleased Premises following the Sublease Premises Surrender Date, as and when applicable, and using building standard materials, and Tenant agrees to cooperate with Landlord and not interfere with any construction during the demising of each such area or other work related thereto as determined to be necessary by Landlord for converting the Building into a multi-tenant space, and Tenant shall remove all personnel and property from at least eight (8) feet from such area to be demised or converted, as applicable. Final plans and specifications as to such demising and other work shall be further determined by Landlord, at Landlord’s sole and absolute discretion and as required by applicable Laws, Tenant’s final plans for Tenant’s work described herein, and receipt of contractor bids, provided, other than demising the Premises, and any other obligations as specifically set forth in this Amendment, Landlord shall have no obligation to make any improvements to the Building or any of the Current Premises, First Remaining Premises or Final Remaining Premises.

17.0	Improvements by Tenant and Tenant Improvement Allowance.

17.1       Tenant agrees, that the four (4) support columns Tenant added to the first floor of the Building, may be removed by Landlord, and any support required for such removal may be constructed, to a condition reasonably acceptable to Landlord.

17.2       Except as otherwise provided herein, all alterations or improvements by Tenant in the Current Premises, First Remaining Premises, and Final Remaining Premises, shall be subject to Section 6 of the Original Lease (the foregoing, collectively, “Tenant Improvements”). It is agreed and understood that Tenant shall construct such the Tenant Improvements on or before July 31, 2019, and Landlord will contribute toward such alterations or improvements an allowance, not to exceed $3.00 per Rentable Square foot of the Final Remaining Premises (“Tenant Improvement Allowance”) toward such Tenant Improvements. Tenant must utilize the Tenant Improvement Allowance for the Tenant Improvements by requesting and agreeing upon the alterations or improvements of Tenant in accordance with Section 6 of the Lease and completing such alterations or improvements on or before July 31, 2019, or such Tenant Improvement Allowance shall be forfeited, provided Landlord provides any approvals required in a timely manner. Tenant’s request for the Tenant Improvement Allowance shall include (i) supporting invoice from the general contractor of the Tenant Improvements; and (ii) a full and final sworn construction statement for the Tenant Improvements, together with final lien waivers from all contractors and subcontractors for all work performed at the Premises by Tenant or at the request of Tenant for the Tenant Improvements. So long as Tenant is not in default under the Lease, as amended, and Tenant has requested the Tenant Improvement Allowance on or before July 31, 2019, Landlord agrees to reimburse Tenant for the cost of the Tenant Improvements submitted with the documentation required above, not to exceed the Tenant Improvement Allowance, within thirty (30) days following receipt of request and such documentation (Landlord agrees to make payments during construction based on Approved Contractor Draw requests, but payment shall be limited to no more than three (3) draws and the final payment, and provided Landlord may withhold at least fifteen percent (15%) of the Tenant Improvement Allowance for the final payment). Landlord shall not in any event be obligated to pay or incur any costs that exceed the Tenant Improvement Allowance, and Tenant shall be fully responsible for such excess costs, plus any state sales or use tax thereon.

17.3       Notwithstanding the foregoing: (i) Tenant shall be responsible for fifty percent (50%) of all costs associated with the installation of remote reader submeters for electric, water and gas serving the Premises as the same is defined from time to time as provided herein; and (ii) subject to final plans in accordance with Section 6 of the Lease, Tenant and Landlord shall share equally the cost to demise the premises of the LANDesk Subleased Premises (on the second floor), and Tenant and Landlord agree to use commercially efforts to cooperate and complete the demising of such space within five (5) months of the later of October 1, 2018, or date of this Amendment.

17.4       If Tenant requires HVAC modifications specific to its use or occupancy of the Premises, as the same is defined from time to time as provided herein, Tenant will develop and present a design for Landlord’s approval (not to be unreasonably withheld) and in accordance with Section 6 of the Lease. Such design shall reasonably address Landlord’s concern that Tenant may be using “make up air” from the other side of the Building or any other HVAC capacity from the south side or other Common Areas of the Building. In no event shall Tenant be allowed to use any HVAC equipment outside of the Premises, as such Premises is defined from time to time in accordance with this Amendment.

18.0	Sublessee’s Consents. Prior to downsizing as provided herein, Tenant shall have the sole responsibility of obtaining the consent of each of its existing sublessees under the LANDESK Sublease and Home Services Insurance Sublease (collectively, “Subleases”) for the same, and require such sublessee to cooperate to carry out the terms and conditions of this Amendment, including, but not limited to, obtaining all necessary improvements or alterations required to further demise the Premises, relinquish the First Released Premises and the Subleased Premises, provide access points to certain utilities, move signage, and relinquish key card system control, and comply with paragraph 12.4 above, as applicable. Tenant agrees to obtain the consent of Landlord to any amendments to each of the Subleases, which consent shall not be unreasonably withheld or delayed. Tenant agrees to indemnify, defend, and hold Landlord harmless from any claims, losses, demands, actions, suits, damages, expenses and costs arising from the Subleases and failure of Tenant to obtain the consent of the sublessees to the terms and conditions of this Amendment and the actions required to carry out the intent of the same, including, but not limited to, any delays or additional costs to Landlord arising from the same.

19.0	Option to Extend Lease Term. Paragraph 2.2 of the Original Lease is hereby deleted in its entirety. Landlord hereby grants to Tenant two (2) options (each individually, “Option”) to extend the Lease Term for the entire Final Remaining Premises for a period of five (5) years each (each, the “Option Term”) immediately following the expiration of the Final Remaining Premises Term, and if applicable the Option Term following the same if the Option therefore is exercised pursuant to this paragraph. Each Option shall be exercised, if at all, by written notice (“Option Notice”) delivered by Tenant to Landlord not later than two hundred seventy days (270) days (but no earlier than three hundred sixty-five [365] days) prior to the expiration of the Final Remaining Premise Term or Option Term, as applicable. Further, each Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the end of the then applicable Final Remaining Option Premises Term or Option Term, Tenant (i) is in uncured default under the Lease, (ii) has assigned the Lease or its interest therein, or (iii) has sublet more than fifty percent (50%) of the Final Remaining Premises. Provided Tenant has properly and timely exercised the Option, the Final Remaining Premises Term shall be extended by the applicable Option Term, and Landlord shall have no obligation to provide an allowance to Tenant for, or to make or pay for any improvements or alterations to the Final Remaining Premises in connection with either Option, and all terms, covenants and conditions of the Lease (as amended) shall remain unmodified and in full force and effect, except for the Annual Base Rent, which shall be adjusted to the “Market Rate” for the Final Remaining Premises, as defined and in accordance with 3.1.2 of the Original Lease. No additional options to extend the second Option Term herein shall be granted or allowed unless specifically agreed to in writing between Landlord and Tenant.

20.0	Deletions. Paragraph 4 of the Original Lease is amended to reflect that the Security Deposit amount has been reduced to Zero; Paragraph 35 of the Original Lease is hereby deleted in its entirety.

21.0	Real Estate Brokers. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment, except for Cresa and SVN/Parsons, on behalf of Tenant, who shall be paid a commission by Landlord pursuant to a separate written agreement. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment.

22.0	Notice Addresses Effective immediately: (a) Landlord's notice address under the Lease is hereby amended and restated as follows: AX US L.P., c/o AX US Management, Inc., Artis REIT, 120 South 6th Street, Suite 150, Minneapolis MN 55402, with a copy to the Landlord, AX US, L.P., c/o Artis REIT, Attn: Mr. Philip Martens, 16220 North Scottsdale Road, #280, Scottsdale, AZ 85254; (b) all payments required to be made by Tenant under the Lease shall be paid to Landlord at AX US L.P., ATTN: 0122, P.O. Box 74008949, Chicago, IL 60674-8949; and (c) all notices to Tenant shall be sent to Data Sciences International, Inc., at the Premises, Attn.: Dave Franz, Controller, with a copy to Harvard BioScience, Inc., 84 October Hill Road, Holliston, MA 01746-1388, Attn.: President.

23.0	General Provisions.

23.1       Further Assurances. Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

23.2       Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

23.3       Reaffirmation. As amended hereby, the Lease shall remain in full force and effect.

23.4       Conflicts. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

23.5       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

24.0	Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

25.0	Memorandum of Lease. Landlord agrees to sign a mutually agreeable memorandum or notice of the Lease for recording by Tenant, at Tenant’s sole cost and expense, provided, Tenant agrees, and the memorandum or notice shall provide and obligate Tenant, that upon any termination or expiration of the Lease, Tenant shall provide to Landlord, within twenty (20) days’ following request, a recordable termination of such Lease and memorandum or notice, as such Lease is amended, Tenant shall pay the cost of recording the same upon demand from Landlord, and if Tenant fails to provide such recordable termination, Landlord is hereby appointed Tenant’s attorney in fact to execute and record such termination, which right shall survive the termination or expiration of the Lease, as amended.

(Signatures appear on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

AX US L.P.,

a Delaware limited partnership

By Its General Partner:

AX US, LLC,

a Delaware limited liability company

By:	/s/ Philip Martens	Date: 10/31/2018
Name:	Philip Martens
Its:	Authorized Signatory

By:	/s/Jim Green	Date: 11/1/18
Name:	Jim Green
Its:	Authorized Signatory

TENANT:

Data Sciences International, Inc.,

a Delaware corporation

By:	/s/ Jeffrey A. Duchemin	Date: 10/25/18
Name:	Jeffrey A. Duchemin
Its:	President and CEO

Exhibit A

(floor plan showing premises and subleased areas to be released)

Exhibit B

(Sign relocation)